Exhibit 10.2

October 16, 2024

Keith Kimmel

Dear Keith,

We are pleased to offer you continued employment in the position of Co-President of Apartment Income REIT, L.P. (the “Company”) on the terms set forth herein. You will continue to report to the general partner or other governing body of the Company.

You are currently employed by the Company, and you and the Company desire for you to continue employment on the terms set forth herein. Outlined below are the terms and conditions of our mutual agreement, which are subject to the Company’s policies and procedures for employees, which will be provided to you.

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Effective Date: You are currently employed by the Company, however, the terms provided herein will take effect on the date on which you execute this offer letter agreement (the “Effective Date”), except where otherwise stated.

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Salary:  Effective August 1, 2024, annual rate of $550,000.00, payable consistent with the Company’s current practice, less applicable deductions and withholdings. Base salaries are reviewed on an annual basis.

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Benefits: You will continue to be eligible to participate in Company health, welfare and retirement plans offered to similarly situated employees, in each case, in accordance with the terms of the applicable plan as in effect from time to time.

•	PTO Days: You are entitled to paid time off each year during your employment with the Company in accordance with Company policy, consistent with the Company’s current practice.

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Annual Cash Incentive Compensation: You will continue to be eligible to earn an annual performance bonus during your employment with the Company based on the achievement of individual and/or Company performance metrics to be set by the Company and the general partner or other governing body of the Company. Your annual bonus target will be $850,000.00. Bonus targets are reviewed on an annual basis. For performance year 2024, your annual bonus will be determined based on (1) a pro rata portion of your target bonus prior to the transaction ($800,000.00), based on individual and Company performance through June 28, 2024, plus (2) a pro rata portion of your new annual bonus target ($850,000.00) from June 29, 2024 to December 31, 2024. For performance year 2024, the amount of your annual bonus will not be less than $800,000. Your actual bonus will be determined by the Company and the general partner or other governing body of the Company. Generally, except as otherwise provided below under “Severance Benefit”, you must be employed on the bonus payment date in order to be eligible to receive an annual bonus for a completed calendar year.

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Long Term Incentive: You will be eligible to participate in a long term incentive (“LTI”) plan, in accordance with the terms of such plan as in effect from time to time. Subject to your continued employment through December 31, 2024, we expect that you will receive a cash LTI grant for 2024 in an amount not less than $1,750,000.00.  This award will vest over a three-

year period (25% per year at the end of 2025 and 2026, and 50% at the end of 2027), subject to your continued employment at the time of each payment. Going forward, we expect that you will receive an annual LTI grant with a target grant date value equal to $1,750,000.00, which will vest over a three-year period following the year of the grant (25% per year at the end of each of the first two years following the year of the grant, and 50% at the end of the third year), subject to your continued employment and, to the extent the LTI grant is awarded in shares of Blackstone Real Estate Income Trust, Inc. (“BREIT”), subject to approval by BREIT and your execution of an award agreement in a form to be provided to you by BREIT. The Company retains the right to modify the terms of the long term incentive plan from time to time in its sole discretion, but the Company will not subsequently alter the terms applicable to any LTI awards following their grant unless you and the Company mutually agree to such change(s).

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Promote/LTIP for AIR and Future Investments: You will be eligible to receive an award intended to constitute a profits interest in the initial AIR Investment, representing the right to receive 12% of the initial AIR Investment’s promote pool. You will also be eligible to receive an award intended to constitute a profits interest in certain other Investments made during your employment with the Company (“Future Promote Award”), subject to approval by the applicable governing body and your execution of an award agreement and related documents in a form or forms to be provided to you by the issuer entity. Promote awards will generally vest 20% each year until a Realization Event, subject to your continued employment or termination without Cause. The full terms, conditions, and definitions governing any Future Promote Award Program will be included in the award agreement provided to you at the time of the Award’s grant, and such terms, conditions, and definitions control and supersede the information provided herein. The Company may modify the terms of any Future Promote Award program, discontinue the Future Promote Award program, or modify your percentage grant in new Investments, in each case, at any time in its sole discretion.

For purposes hereof, an “Investment” shall mean a multifamily residential investment made by the real estate-focused investment funds sponsored by Blackstone for which the Company provides management services and in which other Company executives will receive awards intended to constitute profits interests. All future promote awards are subject to the terms of the definitive documentation governing such awards, which will include vesting conditions, repurchase rights, restrictive covenants and transfer restrictions.

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Promote/LTIP for Existing Investments: In the event the Company begins managing other existing Blackstone Investments, you will be eligible to participate in an incentive arrangement tied to the performance of those Investments, subject to approval by the applicable governing body and your execution of an award agreement and related documents in a form or forms to be provided to you by the issuer entity.

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Sign-On Award: The Company will grant you a cash award of $690,215.00, (the “Sign-On Award”). $345,107.50 of the Sign-On Award will be paid as soon as practicable (expected to be within 14 days) following the Effective Date, and $345,107.50 of the Sign-On Award will be paid 12 months following the Effective Date.  Notwithstanding the foregoing, you agree that, if you voluntarily resign from the Company without Good Reason  or are terminated with Cause (as defined in Appendix A) prior to the first anniversary of the Effective Date, you will reimburse the Company for the post-tax amount of the Sign-On Award you have received within 30 days following such voluntary resignation without Good Reason or termination with Cause. You further agree that, to the extent allowed by law, the Company is authorized to offset against your obligation to repay the Sign-On Award any amounts it may owe to you upon such

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voluntary termination, including but not limited to amounts owed as a result of unused PTO time.

For purposes hereof, “Good Reason” means, without your consent, (i) material diminution or change in the nature or scope of your functions, duties, position or responsibilities, that are inconsistent with your title; (ii) substantial reduction in base salary except as (a) part of a plan that impacts similarly situated executives, or (b) based on a change in your role with the Company, as mutually agreed; or (iii) breach by the Company of any material provision of this Agreement.

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Restrictive Covenants: As a condition of the Company’s entry into this offer letter agreement, you agree to comply with the provisions of Appendix B to this offer letter agreement (the “Restrictive Covenants”), which include a 12-month post-employment non-compete and 12-month post-employment non-solicit.

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Remedies: As a condition of the Company’s entry into this offer letter agreement, you agree to resolve all disputes with the Company in accordance with the provisions of the “Remedies/Arbitration” section of Appendix A to this offer letter agreement, which includes an arbitration provision.

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Notice Period: In order to ensure an orderly transition of your job duties, you are requested to provide 8 weeks’ prior written notice upon a voluntary resignation, unless the Company chooses to waive or truncate the notice period in our discretion.

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Severance Benefit: In the event the Company terminates your employment without Cause (as defined in Appendix A) or you resign with Good Reason (as defined in this Agreement) within 12 months following the Effective Date, and subject to your continued compliance with any Restrictive Covenants to which you are subject, you will be paid severance in an amount equal to 12 months of your then-current base salary, plus an amount equal to your target annual bonus for the year of termination, plus an amount equal to any earned and unpaid annual bonuses not yet received (if applicable), plus an amount equal to the Company share of premiums for the healthcare insurance you have in effect at the time of separation for 18 months, less applicable deductions and withholdings. Your right to receive these severance payments is subject to and contingent on the Company’s receipt, within 60 days following the date of termination of your employment without Cause or your resignation for Good Reason, as applicable, of an executed and irrevocable general release of claims in a form to be provided by the Company (the “Separation Agreement”). If the conditions to payment are satisfied, the severance will be paid in a single lump sum within 75 days following your termination of employment.

In the event your employment terminates by reason of your death or incapacity due to a health-related event that renders you unable to fulfill your duties to the Company, the Company will pay you an amount equal to 12 months of your then-current base salary, plus an amount equal to your target annual bonus for the year of termination, plus an amount equal to any earned and unpaid annual bonuses not yet received (if applicable), plus an amount equal to the Company share of premiums for the healthcare insurance you have in effect at the time of separation for 18 months, plus pro-rata vesting of your LTI grants, AIR Investment promote award, and  Future Promote Awards, subject to the terms and conditions of the applicable award agreements and related documents, less applicable deductions and withholdings.

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This offer letter agreement, including Appendix A and Appendix B (which are incorporated by reference as if fully set forth herein), constitutes the full and complete agreement between you and the Company with respect to the terms of your continued employment with the Company and supersedes all other agreements, written or oral, with respect thereto including without limitation the Apartment Income REIT Corp. Executive Severance Policy, which you acknowledge and agree will cease to apply and under which you will have no further rights to payments or benefits as of the Effective Date.  Notwithstanding the foregoing, the restrictive covenants herein do not supersede the restrictive covenants found in other types of agreements between the Company or its affiliates and you entered into on or after the Effective Date, which would otherwise be enforceable consistent with their terms. If you do not execute this offer letter agreement by October 23, 2024, this offer letter agreement shall be void ab initio.

We look forward to you continuing with the team and are confident that you will continue to make significant contributions to our future success. Please feel free to contact Richard Reyes (Richard.Reyes@Blackstone.com) if you have any questions.

Sincerely yours,

/s/ Richard Reyes
Richard Reyes
On behalf of Apartment Income REIT, L.P.

Accepted (Please sign):

/s/ Keith Kimmel	Date:	October 18, 2024
Name: Keith Kimmel

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Appendix A

Additional Terms and Conditions

“Cause” shall mean (A) any act with respect to the Company or its affiliates constituting a willful or deliberate act or failure to act which is committed in bad faith, (B) willful malfeasance or willful misconduct, including material dishonesty, in connection with your employment duties, (C) theft, intentional misappropriation or embezzlement of property of the Company or its affiliates or any act of fraud with respect to the Company or its affiliates, (D) a conviction or entry of a guilty plea to (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude (and such misdemeanor has or could have an adverse impact, financial or otherwise, on the Company or its affiliates), (E) material breach of your fiduciary duties to the Company or its affiliates, (F) your willful refusal to perform your duties to the Company (other than as a result of your physical or mental infirmity), or (G) a material breach of this offer letter agreement including any provision of Appendix A or Appendix B to this offer letter agreement (or any similar corresponding provision applicable to you under a written agreement between you and the Company or its affiliate).  Poor performance shall not by itself constitute Cause. Your actions or inactions based upon the direction of the Board, General Partner, or the Chief Executive Officer of the Company shall not constitute Cause. Cause shall be determined in the reasonable discretion of the Company. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief that such action or inaction was in the best interests of the Company or its affiliates.

This offer is for continued “at-will” employment and is not to be interpreted as a guarantee of employment or duties expressed or implied. This means that you or the Company may terminate the employment relationship at any time with or without cause, subject to any payment obligations set forth herein. Notwithstanding anything contained herein, this “at will” relationship between you and the Company supersedes any and all prior or contemporaneous oral or written promises or agreements and may only be altered by a written document signed by Blackstone.

You will continue to dedicate substantially all of your professional time and attention to your role with the Company, provided that you shall be permitted to serve on boards or in an advisory capacity to non-competing businesses so long as (i) any outside role is in accordance with your obligations set forth in Appendix B, (ii) your total time commitment to professional activities unrelated to your role with the Company does not exceed 10 hours per month, and (iii) any outside role has been discussed with and approved in writing by the general partner or other governing board of the Company.

All amounts paid to you under this offer letter agreement shall be subject to withholding and other employment taxes imposed by applicable law. You shall be solely responsible for the payment of all taxes imposed on you relating to the payment or provision of any amounts or benefits hereunder. The Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you.

The payments and benefits under this offer letter agreement are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or, if not exempt, in compliance therewith, and, accordingly, to the maximum extent permitted, shall be interpreted to be exempt from Section 409A or in compliance therewith. To the extent any expense or reimbursement described in this offer would constitute “nonqualified deferred compensation” subject to Section 409A, reimbursement shall be made in accordance with Company policy and (i) the amount eligible for reimbursement in one calendar year will not affect the amount eligible for reimbursement in any other calendar year, (ii) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or in-kind benefits may not be liquidated or exchanged for any other benefit. For purposes of Section 409A, the right to a series of installment payments under this offer letter agreement shall be treated as a right to a series of separate payments. The parties agree to work together in good faith to resolve any issues that arise under 409A while seeking to maintain the intended economic terms of all payments.

You represent and warrant to the Company that: (i) you are entering into this offer letter agreement voluntarily and that your employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in your breach of any agreement to which you are a party or by which you may be bound, and you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company; (ii) in connection with your employment with the Company, you have not and will not use any confidential or proprietary information or trade secrets you may have obtained in connection with employment or service with any prior service recipient, in violation of any agreement with, or obligation to, a third party by which you are bound; and (iii) you have not been terminated from any prior employer or service recipient, or otherwise disciplined in connection with such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to your knowledge, you have not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination. The parties hereto acknowledge and agree that the provisions of this offer letter agreement are fair and reasonable, and that your agreement to the terms hereof, including without limitation, the Restrictive Covenants, is a material inducement for the Company’s executing this offer letter agreement, and in the absence of such agreements by you, the Company would not have executed this offer letter agreement. You further represent and warrant to the Company that you (a) have read this offer letter agreement in its entirety, (b) fully understand the terms of this offer letter agreement, (c) have had the opportunity to consult with counsel prior to executing this offer letter agreement and (d) are signing this offer letter agreement voluntarily and with full knowledge of its significance. You understand that this offer letter agreement includes restrictive covenants that could affect your ability to seek employment after your termination of employment with the Company. You acknowledge that you have had at least 14 days to review this offer letter agreement (including Appendix B) before being required to execute it.

As a condition of your continued employment with the Company, you will be expected to continue to comply with general Company policies and procedures.

Remedies/Arbitration

Injunctions, Restraining Orders, and Other Equitable Relief.

You acknowledge that breach or threatened breach of any of the Restrictive Covenants may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or in equity. The right of the Company to seek equitable relief under this paragraph shall be in addition to the requirement imposed on each party hereto to arbitrate disputes as provided below in this section.

Arbitration.

Appendix A – 2

Except as precluded by applicable law or where a breach of a Restrictive Covenant creates the need for injunctive relief as described above, you and the Company agree that any claim, controversy, or dispute between you and the Company (including without limitation its affiliates, officers, employees, representatives, or agents) arising out of or relating to this offer letter agreement, your employment, the cessation of your employment, or any matter relating to the foregoing shall be submitted to and settled by arbitration. This arbitration provision also applies to any labor or employment claims under applicable federal, state, or local statutes, ordinances, regulations, executive orders, common law, or other legal authorities arising out of or relating to your employment with or the termination of your employment with the Company (except for those claims exempted from compulsory arbitration under Section 402 of the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9. U.S.C. § 402 or any other applicable statutory limit on arbitration). This arbitration provision constitutes a waiver of any right to a jury trial, and you expressly waive your right to participate in any class action or collective action proceedings in any court or arbitration with respect to any legal or contractual disputes with the Company. All disputes between you and the Company must be resolved on an individual basis in accordance with this arbitration provision; provided, however, that nothing in this provision precludes your right to file a charge with any governmental agency (including, without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Department of Justice or the Securities and Exchange Commission) or to cooperate with any investigation by any governmental agency. This agreement to arbitrate claims shall be governed by and interpreted in accordance with the Federal Arbitration Act (“FAA”). If for any reason the FAA is held inapplicable to this offer letter agreement, then the State of Colorado’s law of arbitrability shall apply.

Any claim, controversy, or dispute described herein shall be submitted to and settled by arbitration in the forum of JAMS, in the location closest to your most recent office at the Company, before a single arbitrator mutually agreed to by the parties, or in the absence of such mutual agreement, selected by JAMS in accordance with JAMS Employment Arbitration Rules and Procedures and conducted in accordance with JAMS Employment Arbitration Rules and Procedures, except as follows: (A) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information (as defined in Appendix B) under this offer letter agreement must be held confidential by you; (B) the arbitrator shall have no authority to amend or modify any of the terms of this offer letter agreement; and (C) the arbitrator shall have 10 business days from the closing statements or submission of post-hearing briefs by the parties to render a reasoned decision. Any arbitration award (regardless of the forum) shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

This offer letter agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Colorado, without giving effect to the conflicts of law principles thereof.

Appendix A – 3

Appendix B

Restrictive Covenants

1.           Non-Competition; Non-Solicitation.

(a)         Keith Kimmel (“Executive”) acknowledges and recognizes the legitimate business interests of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)         During Executive’s employment with the Company and for a period equal to twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), solicit or assist in soliciting business in direct competition with the Restricted Group in the Business.

(ii)          During the Restricted Period, Executive will not directly or indirectly:

(A)         engage in the Business for a Competitor;

(B)         enter the employ of, or render any services to, a Competitor;

(C)         acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)        interfere with, or attempt to interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)        Notwithstanding anything to the contrary in this Appendix B (this “Agreement”), Executive may directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)         During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)       solicit or encourage any employee who is a director or is more senior than a director of the Restricted Group to leave the employment of the Restricted Group; or

(B)         hire any such employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group within six months prior to the termination of Executive’s employment with the Company.

(C)       Notwithstanding the foregoing, Executive may engage in job searches or placing job advertisements not targeted at employees of the Restricted Group, and may provide references for employees of the Restricted Group upon request.

(v)       During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(vi)          For purposes of this Agreement:

(A)        “Restricted Group” shall mean, collectively, the Company, the general partner of the Company, and their respective direct and indirect parents and subsidiaries.

(B)       “Business” shall mean acquiring, developing, leasing, selling or managing multifamily residential real estate, directly or indirectly investing in multifamily residential real estate or business or advising others in investment in multifamily residential real estate or business.

(C)         “Competitor” shall mean any Person engaged in the Business in direct competition with the Restricted Group.

(b)         It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)         The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)          The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.

2.           Mutual Non-Disparagement.

(a)         During Executive’s employment with the Company and at all times following the date Executive ceases to be employed by the Company for any reason, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, any member of the Restricted Group, or Blackstone Inc. or any of its affiliates; provided, however, that an action shall not constitute a breach of this Section 2(a) if made in Executive’s good faith performance of Executive’s duties. Should the Executive’s employment with the Company be terminated for any reason, the Company agrees to instruct its then-current executive team not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Executive. Nothing shall be interpreted to prohibit Executive from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order, making statements where applicable law prohibits restriction on such statements, and/or from responding any inquiry by any regulatory or investigatory organization.

Appendix B – 2

(b)          The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason.

3.          Confidentiality; Intellectual Property. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that:

(a)          Confidentiality.

(i)          Executive will not at any time (whether during or after Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties hereunder and pursuant to customary industry practice, or in connection with the enforcement of Executive’s rights hereunder), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of Blackstone Inc.; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with Executive’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Agreement shall be deemed not to constitute a breach of this Section 3 in any manner whatsoever, unless Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company, Blackstone Inc. or their respective affiliates.

(ii)         “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; (C) independently developed by or for Executive without using Confidential Information; (D) about a subject matter on which applicable law prohibits disclosure restrictions; or (E) required by law to be disclosed; provided that with respect to subsection (E) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)        Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 1 and 2 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 3(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

Appendix B – 3

(iv)        Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Restricted Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(v)       Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain personal correspondence, personal files, and any information or documents reasonably necessary for the Executive’s preparation of their tax returns.

(b)          Intellectual Property.

(i)          If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, intellectual property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

Appendix B – 4

(ii)        Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii)        Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously distributed or delivered to Executive.

(c)          The provisions of Section 3 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 3(a)(iii) hereof).

4.          Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of this Agreement (or a material breach or material threatened breach of any of the provisions of Section 2 of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding anything to the contrary in this Agreement, in the event that the Company ceases making any payments or providing any benefit to Executive in accordance with this Section 4 and Executive brings an action to recover such payments or benefits and prevails in such action, Executive shall be entitled to collect from the Company all costs incurred in such action, including reasonable attorneys’ fees.

5.          Nature of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Restricted Group and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

6.          Warranties. Executive warrants and represents that Executive has full power and authority to enter into this Agreement for and on behalf of Executive and that such act, and the performance of Executive’s

Appendix B – 5

obligations hereunder, will not conflict with any other agreements or undertakings to which Executive is a party or to which Executive is bound. Executive acknowledges that Executive was provided a separate notice of the terms of the above-referenced restrictions at least 14 days before the earlier of (a) the effective date of the this Appendix B or (b) the Effective Date.

7.          Counterparts. The offer letter agreement to which this Agreement is attached may be executed in PDF or facsimile and in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of such offer letter agreement, this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Appendix B – 6

Appendix C

NOTICE TO COLORADO PARTICIPANTS

The offer letter agreement between you and Apartment Income REIT, L.P. (the “Company”), dated October 16, 2024, contains non-competition covenants in Sections 1(a)(i) and 1(a)(ii) of the restrictive covenants attached as Appendix B thereto, which could restrict your options for subsequent employment following the date of your termination of employment with the Company. You acknowledge and agree that the terms of your offer letter agreement shall be not effective until the date which is fourteen (14) days after you were provided with this notice of the non-competition covenants provided in your offer letter agreement.

Please sign the acknowledgement where indicated below, and return the signed copy to the Company.

Date:	October 18, 2024	/s/ Keith Kimmel
Keith Kimmel

Appendix C